Exhibit 99.1

Secured Digital Provides Revenue Forecast for Q2 2008;

To Hold Annual Meeting of Stockholders on September 2, 2008

NEW YORK--(BUSINESS WIRE)--Secured Digital Applications, Inc. (OTCBB: SDGL), a provider of mobile communication, outsourced business and information technology consulting services, today said it forecasts revenue of approximately $14.7 million with expected net income in the range of $350,000 to $490,000 for the second quarter of 2008.

The Company said that the expected results are in line with the projected income of approximately $2.5 million and revenue in the range of $55 million to $60 million for 2008.

SDGL further announced that it will hold its Annual Meeting of Stockholders on September 2, 2008 at 3:00PM Mountain Time at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver CO 80237. A copy of the Proxy Statement was mailed to record holders of our common stock along with our most recent Form 10K Annual Report on July 25, 2008. The Board of Directors has fixed the close of business July 11, 2008 as the record date for determining the stockholders entitled to receive the Proxy Statement.

About Secured Digital Applications, Inc.:

Secured Digital Applications, Inc. is a provider of mobile communication, outsourced business and information technology consulting services. The Company’s business is organized under two divisions. The first division is involved in multimedia production, information technology, computing consulting and business process outsourcing services; and sale of smarthome and biometric security solutions. The second division is focused on Bluetooth, Global Positioning System and Radio Frequency Identification enabled applications. The Company’s media production includes content for television, the Internet and multimedia presentations. The target market for the Company’s products and services include customers from the United States, Asia and Australia. For more information, please visit www.digitalapps.net, www.eystar.com and www.sdawmedia.com. Information on our websites does not comprise a part of the press release.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, economic downturns, failure to achieve anticipated short- and long-term financial benefits from our business, failure to achieve market demand and acceptance for our products and services and failure to generate sufficient capital or to obtain financing to fund our operations and growth. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

CONTACT:
Secured Digital Applications Inc.
Elwayne Hafen, 303-693-0072
ehafen@digitalapps.net